P.O. Box 33042, St.  Petersburg, Florida 33733

[LOGO]                      NOTICE OF ANNUAL MEETING
                            OF SHAREHOLDERS
[LOGO]

                                                                 March 10, 1997

To the Common Shareholders:

         The Annual Meeting of Shareholders of Florida Progress
Corporation (the "Company") will be held at the Omni Rosen
Hotel, 9840 International Drive, Orlando, Florida, on
Thursday, April 17, 1997, at 9:00 A.M., for the following purposes:

         1. To elect four directors to serve for a three-year term;

         2. To vote upon two shareholder proposals as set forth in the accompanying proxy statement;

and to transact such other business as may properly come before the meeting, or any adjournment thereof.

         The Board of Directors has fixed the close of business on February 6, 1997, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.
A complete list of the shareholders entitled to vote at the meeting will be open to examination by the shareholders, during regular business hours, for a period of ten days prior to the meeting at the principal executive offices of the Company, One Progress Plaza, St. Petersburg, Florida, 33701.


                              By order of the Board of Directors,

                              Kathleen M. Haley
                              Corporate Secretary

         You are urged, whether you own one or many shares, to mark, date, sign and promptly mail the enclosed Proxy in the enclosed envelope, which requires no postage.

Florida Progress Corporation, P. O. Box 33042, St. Petersburg, Florida 33733
                                                                March 10, 1997



PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS/APRIL 17, 1997


         This statement is furnished in connection with the solicitation by the Board of Directors of Florida Progress
Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at the Omni Rosen
Hotel, 9840 International Drive, Orlando, Florida, on
Thursday, April 17, 1997, at 9:00 A.M., or at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof by giving written notice of revocation to the Secretary of the Company at the Company's principal executive offices at any time before the proxy is voted, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective unless and until received by the Company prior to or at the Annual Meeting.

         Shares of Common Stock, without par value (the "Common
Stock"), are the only outstanding voting securities of the Company.

         Only shareholders whose names appeared of record on the books of the Company at the close of business on February 6, 1997, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, there were 96,997,009 shares of Common Stock outstanding. Each share is entitled to one vote for each director to be elected and one vote for each other matter to be considered. The attendance, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. The Florida Business Corporation Act (the
"FBCA") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the FBCA, or other applicable laws, or the Company's articles of incorporation require a greater vote). Therefore, under the FBCA, abstentions and broker non-votes have no legal effect, unless a specific percentage of those shareholders entitled to vote is required by the FBCA, or other applicable laws, or the Company's articles of incorporation to approve a matter.

         The cost of preparing and mailing proxy material and soliciting proxies will be borne by the Company.
Solicitation of proxies from some shareholders will be made by telephone or in person by regular employees of the Company, who will receive no additional compensation therefor. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the Annual
Meeting to beneficial owners, and the Company will reimburse such firms for their expense in so doing.

         This proxy statement and accompanying notice and form of proxy are first being sent to the shareholders of the Company on or about March 10, 1997.

Election of Directors

         The Board of Directors of the Company consists of eleven members, divided into three classes. The current terms of the three classes expire in 1997 (Class I directors), 1998 (Class II directors) and 1999 (Class III directors). Directors are generally elected for three-year terms.

         Four Class I directors with terms expiring in 2000 are to be elected at the Annual Meeting. The Board of Directors has nominated four persons, all of whom are currently directors, to stand for election at the Annual Meeting. The directors shall be elected by a plurality of the votes cast, so that the four persons nominated for election as Class I directors receiving the four highest totals of votes cast in favor of his or her election will be elected as Class I directors. Each share of Common Stock entitles its holder to cast one vote in respect of each director to be elected. Votes may not be cumulated.

         It is the intention of the persons named in the accompanying proxy, unless otherwise directed, to vote all proxies FOR the election of the four nominees of the Board of Directors as directors of the Company. Directors elected at the Annual Meeting, after being duly qualified, will serve until their successors are elected and qualified.

         The Board of Directors has been informed that all nominees are willing to serve as directors, but if any of them should decline or be unable to serve as a director, the persons named in the accompanying proxy will vote for the election of another person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

Information as to Nominees

         The names and ages of the nominees for election as directors, their principal occupations and employment during the past five years, including a brief biography, and the first year elected as a director, are as follows:


                                 NOMINEES FOR TERMS EXPIRING IN 2000
                                         (CLASS I DIRECTORS)


- - - - - - - -   MICHAEL P. GRANEY, age 53, Partner, Simpson Thacher Bartlett,
- - - - - - - -   Columbus, Ohio.  He has practiced law with this New York based law
- - - - - - - -   firm since 1980 and is now resident partner in its Ohio office.  His
--PHOTO -         specialties are utilities, antitrust and litigation.  He is a member of the
- - - - - - - -   American, District of Columbia, Ohio and Columbus Bar Associations
- - - - - - - -   and the Federal Energy Bar Association.  Committees: Executive;
- - - - - - - -   Compliance; Nominating, Chairman;  Director since 1991


- - - - - - - -   RICHARD KORPAN, age 55, President and Chief Operating Officer
- - - - - - - -   of the Company, positions he has held for more than five years.
- - - - - - - -   Since April 1996, he has also served as Chairman of the Board and
- -PHOTO-         Chief Executive Officer of Florida Power Corporation ("Florida
- - - - - - - -   Power").  He joined the Company in 1989 as Executive Vice President
- - - - - - - -   and Chief Financial Officer.  He is a director of SunTrust Bank of
- - - - - - - -   Tampa Bay and Acordia Central Florida, Inc. Committees: Executive;
                  Finance and Budget.  Director since 1989



- - - - - - - -   JOAN D.RUFFIER, age 57, General Partner, Sunshine Cafes, Ltd.,
- - - - - - - -   Orlando, Florida, a food and beverage concession business at major
- - - - - - - -   Florida airports, a position she has held for more than five years.
- - PHOTO-        Previously, she practiced public accounting with the firm of Colley,
- - - - - - - -   Trumbower & Howell.  She is a director of Florida Power and also
- - - - - - - -   serves on the boards of  directors of Cyprus Equity Fund  and
- - - - - - - -   INVEST, Inc. Committees: Audit; Compliance, Chairman; Finance and
                   Budget; Director since 1990


- - - - - - - -   ROBERT T. STUART, JR., age 64, Rancher and Investor, Dallas,
- - - - - - - -   Texas, for more than five years.  He held numerous executive
- - - - - - - -   positions with Mid-Continent Life Insurance Company ("Mid
- -PHOTO- - - -   Continent") since 1949, including Vice President, President, Chairman
- - - - - - - -   of the Board and Chief Executive Officer until 1986 when
- - - - - - - -   Mid-Continent was acquired by the Company.  Committee:
- - - - - - - -   Executive.  Director since 1986


Information as to Continuing Directors

         The names and ages of directors who continue in terms expiring in 1998 and 1999, their principal occupations, and employment during the past five years, including a brief biography, and the first year elected as a director, are as follows:

                                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1998
                                             (CLASS II DIRECTORS)


- - - - - - - -   W. D. ("BILL") FREDERICK, JR., age 62, citrus grower and investor,
- - - - - - - -   Orlando, Florida.  From 1980 to 1992 Mr. Frederick served as Mayor
- - - - - - - -   of the City of Orlando.  He practiced law as a public defender for the
- - PHOTO - - -   Ninth Judicial Circuit of Florida and in 1966 founded the Orlando law
- - - - - - - -   firm of Frederick, Wooten & Honeywell P.A.  He returned to the
- - - - - - - -   practice of law in 1992 as a partner in the Orlando office of the firm
- - - - - - - -   of Holland & Knight from which he retired in 1995.  He is a member of the Board of Directors of Atlantic Gulf Communities, Inc. and  Blue
                  Cross/Blue Shield of Florida.  Committees:  Compensation;
                  Compliance. Director since 1995


- - - - - - - -   VINCENT J. NAIMOLI, age 59, Chairman, President and Chief
- - - - - - - -   Executive Officer of Anchor Industries International, Inc., an operating
- - - - - - - -   and holding company in Tampa, Florida, a position he has held for
- - PHOTO - - -   more than five years.  He is also Managing General Partner of the
- - - - - - - -   Tampa Bay Devil Rays, Ltd. baseball partnership, St. Petersburg,
- - - - - - - -   Florida.  He serves as a consultant to Harvard Industries, Inc., an
- - - - - - - -   original automotive equipment manufacturing company.  In
                  conjunction with the business activities of Anchor Industries, Mr.
                  Naimoli serves as a director of New River Industries, Russell Stanley
                  Corp. and Simplicity Pattern Company.  Committees:  Finance and
                  Budget; Nominating.  Director since 1992


- - - - - - - -   CHARLES B. REED, age 55, Chancellor of the State University
- - - - - - - -   System of Florida, Tallahassee, Florida.  He has been Chancellor
- - - - - - - -   since 1985.  Previously, he served as Deputy Chief and Chief of Staff
- - PHOTO - - -   to Florida Governor Bob Graham.  He is a director of Capital Health
- - - - - - - -   Plan of Tallahassee.  Committees:  Finance and Budget; Nominating.
- - - - - - - -   Director since 1992


                                     DIRECTORS WHOSE TERMS EXPIRE IN 1999
                                            (CLASS III DIRECTORS)

- - - - - - - -   JACK B. CRITCHFIELD, age 63, Chairman of the Board and Chief
- - - - - - - -   Executive Officer of the Company, positions he has held for more
- - - - - - - -   than five years.  Since 1983, he has held numerous executive
- - PHOTO - - -   positions with the Company and its subsidiaries including President,
- - - - - - - -   Chief Operating Officer, Group Vice President, President of Electric
- - - - - - - -   Fuels Corporation ("Electric Fuels") and Vice President of the Eastern
- - - - - - - -   and Ridge Divisions of Florida Power.  He has been a director of
                  Florida Power since 1988 and served as a director from 1975 through
                  1978 and as Chairman of its Board from 1990 until April 1996.  He is a director of Barnett Banks, Inc., Jacksonville.  Committee:
                  Executive, Chairman.  Director since 1988


- - - - - - - -   CLARENCE V. MCKEE, ESQ., age 54, Chairman and Chief Executive
- - - - - - - -   Officer of McKee Communications, Inc., Tampa, Florida, a firm
- - - - - - - -   involved in the acquisition and management of television and radio
- - PHOTO - - -   stations.  He served as Counsel to Pepper & Corazinni, a
- - - - - - - -   Washington, D.C. communications law firm, from 1980 until 1987
- - - - - - - -   when he became a co-owner of WTVT Holdings, Inc., where he held
- - - - - - - -   the position of Chairman and Chief Executive Officer until 1992.  He is a director of Barnett Banks, Inc., Florida Power, American Heritage
                  Life Insurance Company, and Checkers Drive In Restaurants, Inc.
                  Committees: Compensation; Audit,  Chairman.  Director since 1989


- - - - - - - -   RICHARD A.NUNIS, age 64, Chairman of Walt Disney Attractions,
- - - - - - - -   Orlando, Florida.  He has held various positions with the Disney
- - - - - - - -   organization since 1955, including Vice President, Operations in
- - PHOTO - - -   1968, Executive Vice President of DISNEYLAND and Walt Disney
- - - - - - - -   World in 1972, President of Walt Disney Attractions in 1980, and his
- - - - - - - -   current position since 1991.  He is a director of The Walt Disney
- - - - - - - -   Company and SunTrust Bank, Central Florida N.A. Committees:
                  Executive; Compensation; Finance and Budget, Chairman.  Director
                  since 1989


- - - - - - - -   JEAN GILES WITTNER, age 62, President of Wittner & Co., Wittner
- - - - - - - -   Securities, Inc., and Wittner & Associates, Inc., St. Petersburg,
- - - - - - - -   Florida, firms involved in real estate management, insurance
- - PHOTO - - -   brokerage and consulting, positions she has held for more than five
- - - - - - - -   years. She previously served as President and Chief Executive Officer
- - - - - - - -   of a savings association until it was sold in 1986.  She serves on the
- - - - - - - -   boards of Florida Power and Raymond James Bank, F.S.B.,
                  Committees: Audit; Compensation, Chairman; Compliance. Director
                   since 1982


Security Ownership of Certain Beneficial Owners

         The following table sets forth information concerning shares of Common Stock that are held by persons known to the Company to be the beneficial owners of more than 5% of said stock as of December 31, 1996.

                                 Number of Shares                  Percent
Name and Address                 Beneficially Owned(1)             of Class
Franklin Resources, Inc.
  777 Mariners Island Blvd.
  San Mateo, California  94404         6,652,575                   6.9%


Security Ownership of Management

         The directors and nominees and all other named executive officers individually, and the directors, nominees, named executive officers and executive officers of the Company as a group, beneficially owned Common Stock as follows:

                                                  Number of Shares             Percent of
Name                                              Beneficially Owned(1)        Class (2)

Jack B. Critchfield                                         38,377
W. D. ("Bill") Frederick, Jr.                                2,182
Michael P. Graney                                          2,971(3)
Richard Korpan                                              17,339
Clarence V. McKee                                            2,436
Vincent J. Naimoli                                           6,353
Richard A. Nunis                                            18,658
Charles B. Reed                                              2,665

                                                  Number of Shares             Percent of
Name                                              Beneficially Owned(1)        Class (2)
Joan D. Ruffier                                              3,750
Robert T. Stuart, Jr.                                    1,506,404(4)                 1.55%
Jean Giles Wittner                                           9,444
Kenneth E. Armstrong                                         2,335
Joseph H. Richardson                                        10,062
Jeffrey R. Heinicka                                          2,339


All 15 directors, nominees and
executive officers as a group,                           1,636,858                    1.69%
including those named above


(1) As used in this table, "beneficial ownership" means the direct or indirect, sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security. Unless otherwise noted, the number of shares held are beneficially owned as of December 31, 1996.

(2)      Unless otherwise noted, less than 1% per individual.

(3) Includes 227 shares owned by Mr. Graney's son, as to which shares Mr. Graney disclaims beneficial ownership.

(4) Includes 594 shares owned by Mr. Stuart's children, as to which shares Mr. Stuart disclaims beneficial ownership.

Certain Relationships and Related Transactions

         The Company is a party to certain transactions involving the Tampa Bay Devil Rays major league baseball team in which Vincent J. Naimoli, a director of the Company, has a material interest. See "Compensation Committee Interlocks and Insider Participation" on page 7.

         Mr. Michael P. Graney is a partner in the law firm of Simpson Thacher & Bartlett. That firm provided legal services to the Company and Electric Fuels in 1996, and has been providing legal services to the Company and Electric Fuels during 1997.

Meetings of the Board of Directors and Standing Committees

         During 1996, the Board of Directors held seven meetings.
In addition, certain directors attended standing committee meetings, including the following:

         Audit Committee. During 1996, the Audit Committee met four times to review the financial statements and results of the 1995 audit, to recommend independent auditors for 1996 and to discuss plans and objectives for internal audit activities for 1997.

         Compensation Committee. During 1996, the Compensation Committee met four times to review and approve the total compensation opportunities and awards for the executive officers of the Company and Florida Power, and to take actions relating to the basic design of the Company's compensation and benefit policies for all employees of the Company and its subsidiaries.

         Nominating Committee. The Nominating Committee held no meetings during 1996. The Committee will consider recommendations for nominees for election to the Board of Directors submitted by shareholders. These nominations should be submitted to the Secretary of the Company for review by the Committee. Such nominations for the 1998 Annual Meeting of Shareholders should be submitted no later than November 10, 1997.

         The Company also has Executive, Finance and Budget and Compliance Committees. Members of all committees are identified in the sections titled "Information as to Nominees" and "Information as to Continuing Directors." During 1996, all directors attended at least 75% of the total number of Board and pertinent committee meetings.

Compensation of Directors

         At the 1996 Annual Meeting, the Company's shareholders approved the Stock Plan for Non-Employee Directors of Florida Progress Corporation and Subsidiaries (the "Director Plan"). Under the terms of the Director Plan, during 1996, 75% of each non-employee director's $30,000 retainer fee was paid quarterly in arrears in Common Stock. In addition, non-employee directors were paid $1,500 for attendance at each meeting of the Company's Board of Directors and a per day meeting fee of $1,500 for subsidiary, committee and special meetings attended on any one day. A $750 meeting fee was also paid to each Committee Chairman for each meeting chaired. The cash portion of directors' compensation is allowed to be deferred.

         In accordance with the six practices adopted by the Board in November 1995 with regard to director compensation, the Compensation Committee meets each year to review all elements of director compensation. In November of 1996, the Compensation Committee reviewed the total value of all forms of director compensation and determined that its current objectives to increase stock ownership and provide directors with a fair and competitive compensation package are being met. No adjustments were recommended at this time.


         Compensation Committee Interlocks and Insider Participation

         The following persons served as members of the Compensation Committee of the Board of Directors of the Company during 1996:
W. D. ("Bill") Frederick, Jr.; Vincent J. Naimoli (until July
30, 1996); Clarence V. McKee; Richard A. Nunis; and Jean Giles
Wittner. None of these individuals was during 1996, or formerly, an officer or employee of the Company or any of its subsidiaries.

         The Company has invested $5 million for a 6.10% limited partnership interest in the Tampa Bay Devil Rays, Ltd. ("Devil Rays"), a Florida limited partnership that acquired in 1995 a Major League Baseball franchise for the Tampa Bay area. A corporation controlled by Vincent J. Naimoli, a director and member of the Compensation Committee until July 30, 1996, is the managing general partner and a limited partner in the Devil Rays. Mr. Naimoli has a total indirect interest of 17.68% in the Devil Rays. The foregoing percentage capital interests are subject to change should additional investors be admitted to the Devil Rays. The Company has also executed a Private Suite License Agreement ("License") with the Devil Rays for the use of a private suite to be constructed in Tropicana Field located in St. Petersburg, Florida. The License fee in the amount of $125,000 per year is subject to annual increases over the five-year term of the License equal to 2.5% plus the percentage increase in the Consumer Price Index. The term of the License is expected to commence in 1998 and no later than the date of the first regular championship season game scheduled to be played by the Devil Rays baseball team in Tropicana Field. The terms and conditions of the License are substantially similar to those entered into with other licensees.

Executive Compensation

         The following table contains information with respect to compensation awarded, earned or paid during the years 1994-1996 to (i) the Chief Executive Officer ("CEO") of the Company; and
(ii) the other four most highly compensated executive officers of the Company (collectively the "Named Executive Officers") whose total remuneration paid in 1996 exceeded $100,000.

                                          SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                 Compensation
                                            Annual Compensation (1)                  Payouts

              (a)                      (b)          (c)            (d)               (h)                    (i)
Name and Principal Position                                                         LTIP                 All Other
                                      Year         Salary          Bonus         Payouts(2)           Compensation(3)


JACK B. CRITCHFIELD                   1996        $672,581       $498,000        $505,252(4)                 $25,060
  Chairman and Chief
  Executive Officer                   1995         589,992        382,500         465,654                     22,715

                                      1994         589,992        346,000          345,636                    23,910


RICHARD KORPAN                        1996        $535,610       $333,500        $339,107(4)                 $18,900
  President and Chief
  Operating Officer                   1995         440,003        257,000          284,109                    19,800

                                      1994         432,311        232,500          206,455                    18,060


JOSEPH H. RICHARDSON                  1996        $288,884       $214,000        $128,858(4)                 $16,585(5)
  Group Vice President
  and President and Chief             1995         215,009        113,000          110,473                     8,835
  Operating Officer, Florida
  Power Corporation                   1994         212,122         88,500           81,326                     4,226


JEFFREY R. HEINICKA                   1996        $258,456       $169,000        $113,139(4)                 $ 8,595
  Senior Vice President and
  Chief Financial Officer             1995         211,200        100,000            N/A                       8,325

                                      1994         174,723         76,000            N/A                       7,943


KENNETH E. ARMSTRONG                  1996        $212,785       $144,500        $101,748(4)                 $ 8,010
  Vice President and
  General Counsel                     1995         197,995         77,000             N/A                      8,910

                                      1994         196,459         70,000             N/A                      8,436



(1) All other annual compensation paid to the Named Executive Officers during 1996, other than salary and annual incentive compensation, does not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission rules.

(2) The number of shares of restricted Common Stock held by the Named Executive Officers as of December 31, 1996 as a result of awards earned under the 1992-1994 and 1993-1995 performance cycles, and the value of such shares, is as follows: Jack B. Critchfield 10,771 shares, $347,365; Richard Korpan 6,527 shares, $210,496; Joseph H. Richardson 2,548 shares, $82,173; Jeffrey R. Heinicka -0-; and Kenneth E. Armstrong -0-.

(3) Company contributions to its Savings Plan and its Executive Optional Deferred Compensation Plan on behalf of the Named Executive Officers.

(4) Represents the dollar value as of February 20, 1997, the date of award, of shares of Common Stock earned under the 1994-1996 performance cycle of the Company's Long-Term Incentive Plan ("LTIP"), two-thirds of which are restricted. The total number of shares earned, including dividend equivalent
               shares, is as follows:   Jack B. Critchfield,
               16,233 shares; Richard Korpan, 10,895 shares; Joseph H. Richardson, 4,140 shares; Jeffrey R. Heinicka, 3,635 shares; and Kenneth E. Armstrong, 3,269 shares. The vesting schedule for the restricted stock is 50% on January 1, 1998 and 50% on January 1, 1999.

               See the discussion of the method of calculating payouts contained in the Long-Term Incentive Compensation portion of the Compensation Committee Report of the Board of Directors on page 12.

               Dividends are payable on the restricted Common
               Stock to the extent and on the same date as dividends are paid on all other Common Stock.

               In the event of a change in control of the Company, all restrictions on all shares of restricted stock shall lapse upon such change in control.

(5) Represents $8,835 in Company Contributions to the Savings Plan of Florida Progress and the Executive Optional Deferred Compensation Plan and $7,750 of director fees for services as a director of Echelon International Corporation, a former subsidiary of Florida Progress.

        The following table contains information with respect to performance shares granted in 1996 to the Named
Executive Officers of the Company for the 1996-1998 performance cycle of the LTIP:


                                     LONG-TERM INCENTIVE PLAN(1)
                                           AWARDS IN 1996


                              Number of         Performance
                              Performance       Period                     Estimated Payout at End of Period (3)
      Name                    Shares (2)          Covered            Threshold               Target                    Maximum

Kenneth E. Armstrong               2,414        1996-1998           1,207 shares          2,414 shares               3,621 shares
Jack B. Critchfield               13,460        1996-1998           6,730 shares        13,460 shares               20,190 shares
Jeffrey R. Heinicka                2,975        1996-1998           1,488 shares          2,975 shares               4,463 shares
Richard Korpan                     7,719        1996-1998           3,860 shares          7,719 shares              11,579 shares
Joseph H. Richardson               4,211        1996-1998           2,106 shares          4,211 shares               6,317 shares



(1) The LTIP is a Common Stock-based incentive plan to reward participants for long-term growth and performance of the Company. It was approved by the shareholders in 1990. See the Long-Term Incentive Compensation portion of the Report of the Compensation Committee of the Board of Directors on page 12 for additional information.

(2) Performance shares granted under the LTIP which, upon achievement of performance criteria, would result in the payout of shares of Common Stock of the Company, two-thirds of which would be restricted for periods of time. Payouts of shares of Common Stock are made for achieving financial goals, equal to or exceeding the thresholds determined by the Compensation Committee. In the event of a change in control of the Company, 150% of all performance shares granted under the LTIP and then outstanding would automatically be considered earned and would be paid in shares of unrestricted Common Stock together with shares of unrestricted Common Stock payable for dividend equivalents accrued to the change in control. Also, all restrictions on shares of restricted Common Stock previously awarded and then held would lapse.

(3) Grants of performance shares are earned upon achievement of Company or subsidiary financial goals for the three-year performance cycle.



Pension Plan Table

         The table below illustrates the estimated annual benefits (computed as a straight life annuity beginning at retirement at age 65) payable under the Company's Retirement Plan and Nondiscrimination Plan for specified final average compensation and years of service levels. As explained below, the table also provides information about the estimated annual lifetime benefits payable under the Company's Supplemental Executive Retirement Plan ("SERP").

                       Estimated Annual Retirement Benefits Payable Under
                          the Retirement Plan and Nondiscrimination Plan

Average Annual
 Compensation                                        Service Years
                      5            10             15             20             25            30       35 or more

$  200,000         $ 18,000     $  36,000     $  54,000       $  72,000       $ 90,000       $108,000       $126,000
    300,000          27,000        54,000        81,000         108,000        135,000        162,000        189,000
    400,000          36,000        72,000       108,000         144,000        180,000        216,000        252,000
    500,000          45,000        90,000       135,000         180,000        225,000        270,000        315,000
    600,000          54,000       108,000       162,000         216,000        270,000        324,000        378,000
    700,000          63,000       126,000       189,000         252,000        315,000        378,000        441,000
    800,000          72,000       144,000       216,000         288,000        360,000        432,000        504,000
    900,000          81,000       162,000       243,000         324,000        405,000        486,000        567,000
 1,000,000           90,000       180,000       270,000         360,000        450,000        540,000        630,000
 1,100,000           99,000       198,000       297,000         396,000        495,000        594,000        693,000
 1,200,000          108,000       216,000       324,000         432,000        540,000        648,000        756,000
 1,300,000          117,000       234,000       351,000         468,000        585,000        702,000        819,000
 1,400,000          126,000       252,000       378,000         504,000        630,000        756,000        882,000
 1,500,000          135,000       270,000       405,000         540,000        675,000        810,000        945,000


         Under the Retirement Plan and the Nondiscrimination Plan, the compensation taken into account in calculating benefits is salary only. The years of credited service that would be used in calculating benefits under the Retirement Plan and the Nondiscrimination Plan for the Named Executive Officers in the summary compensation table are as follows: Dr. Critchfield, 13 years of service; Mr. Korpan, 8 years of service; Mr. Richardson, 21 years of service; Mr. Heinicka, 19 years of service; and Mr. Armstrong, 10 years of service. The benefits under the Retirement Plan and the Nondiscrimination Plan are subject to offset by an amount equal to 1 1/7% of a participant's primary Social Security benefit for each year of service (with a maximum offset of 40%).

         The Named Executive Officers are also entitled to benefits under the SERP. These benefits are offset by the benefits payable under the Retirement Plan and the Nondiscrimination Plan, as well as 100% of the executive's primary Social Security benefit. The estimated annual SERP benefit for the Named Executive Officers (prior to any offsets) may be determined using the Pension Plan Table set forth on page 9 for the Retirement Plan and the Nondiscrimination Plan. For these purposes, the current compensation for each executive that would be used in calculating benefits under the SERP is substantially the same as that reported as salary and bonus in the summary compensation table, and the number of years of deemed credited service that would be used in calculating benefits under the SERP for each such executive is as follows: Dr.
Critchfield, 35 years of service; Mr. Korpan, 35 years of service; Mr. Richardson, 21 years of service; Mr. Heinicka,
19 years of service; and Mr. Armstrong, 15 years of service. .

         Accrued benefits may also be paid under each of the Retirement Plan, Nondiscrimination Plan and the SERP if a participant terminates employment before age 65 and meets the requirements for early retirement, disability, death or other termination of employment benefits after becoming vested under the rules of the particular plan.

         The SERP also provides for a lump sum benefit payable in the event of a change in control. In most instances, this benefit is equal to the sum of (1) two times the executive's current annual salary and bonus, (2) the value of the executive's prospective award under the SERP if he were to continue to work until age 65 (including amounts that later would have been payable to any surviving spouse) and (3) the amount of any federal excise taxes (and income taxes on any reimbursement under this provision) imposed on the executive under Section 4999 of the Internal Revenue
Code with respect to all compensation plans and arrangements of the Company.

Employment Contracts

         In 1995, the Company entered into an employment contract with Mr. Korpan. The term of the agreement is from June 1, 1995 through March 1, 1998, with automatic one-year extensions on each March 1, unless either party gives 90 days' written notice to the contrary. His annual base salary will not be less than $440,000 with award opportunities as a participant in the Management Incentive
Compensation Plan ("MICP") and LTIP of not less than 45% of base salary for each plan. Severance pay established in the agreement is three times annual base pay and MICP target amount. All unvested Common Stock previously awarded under the LTIP would vest and all LTIP-imposed restrictions would lapse. Severance pay is due upon termination by the Company without cause or upon termination by the employee for good reason. The agreement contains a covenant not to compete. The Company will pay the employee's attorneys fees in the event of an action to enforce the agreement after a change-in-control.


Report of the Compensation Committee of the Board of Directors

Executive Compensation Design

         The Company's executive compensation system is intended to attract, retain and motivate high quality executives with individually tailored market- and performance-based compensation packages that reward protection of Company assets and enhancement of shareholder value. The Compensation Committee of the Board of Directors of Florida Progress Corporation (the
"Committee"), comprised solely of outside directors, approves total compensation opportunities and awards for executive officers of the Company and Florida Power. The target compensation for each executive officer is established annually by the Committee and is made up of three principal components: base salary; annual incentive cash compensation; and long-term incentive compensation payable in Common Stock. A significant portion of each executive officer's total target compensation is variable, at risk and dependent upon the Company's annual and long-term performance.

         In determining target compensation, the Committee reviews market values prepared by human resource professionals established from several independent surveys based upon an equal blend of compensation levels of both electric power and general industry median rates, where possible. This philosophy is intended to reflect the changing nature of the utility industry and to recognize the fact that pay practices in the future must be adequate to attract talented employees from industries other than solely electric utilities. In 1996, the Committee received a comparison of target compensation for each executive officer based on survey data from two, separate outside consultants.

         The Committee believes its "pay-for-performance" program, which compensates an executive officer at his or her target level of compensation only if specific goals are achieved, is a fair way to structure an executive compensation program. The program rewards executives for meeting financial targets, thus producing benefits for the entire Company and its shareholders.

         A discussion of the three compensation components and the actions taken by the Committee with respect to compensation reported for 1996 for the Named Executive
Officers including the CEO follows.

Base Salary

         The base salary component is based, in most instances, on an equal weighting of market data from both utility and general industry sources. An executive officer's base salary will vary within this competitive framework based on experience, responsibilities, leadership and performance.
As a result of the retirement of Florida Power's CEO and restructuring of the utility's operations in 1996, most of the Named Executive Officers were given increased responsibilities. In addition, updated market data showed increases were appropriate for almost all executive officers. These increases are reflected in the Summary Compensation Table. The CEO's base salary was increased based on the Committee's determination that the updated market data and the CEO's performance warranted the increase.

Annual  Incentive Cash Compensation

         The Company's MICP provides annual incentive cash compensation opportunities to officers and key employees of the Company and its subsidiaries (including the Named
Executive Officers) by creating performance award pools associated with the achievement of corporate goals. The goals associated with the threshold, target and maximum funding levels for each performance award pool under the MICP are established by the Committee, based upon objective measures of corporate performance. For 1996, the goals established by the Committee for the performance award pools in which each of the Named Executive Officers was a participant were based upon return-on-equity goals for the Company's principal operating subsidiaries s well as operating and maintenance expense, capital expenditure and revenue and cost savings goals at Florida Power. The
Committee considers the projections and assumptions contained in the relevant annual profit plan in establishing threshold, target and maximum funding level goals for each performance award pool. Executive officers having responsibility primarily for a single operating subsidiary were assigned to subsidiary performance award pools having goals based solely on that subsidiary's performance. Executive officers having Company-wide responsibilities were assigned to the holding company performance award pool whose goals were a composite of weighted, operating subsidiary goals. The Committee explicitly retains discretion to take into account, in determining if performance goals were met, whether assumptions contained in the relevant profit plan were in fact valid, and if they were not, to make appropriate adjustments to reported financial results for purposes of computing goal achievement levels.

         Performance award pool funding levels typically are based upon a mathematical function of pool participants' target annual incentive cash compensation opportunity (expressed as a percentage of base salary) and the pool goal level achieved. The Committee may exercise its discretion in approving the amount of the award pool and the specific amount of the annual incentive cash compensation to be paid to executive and other key officers from the appropriate pools based upon the Committee's subjective evaluation of the officer's overall contributions to the Company. The Committee takes into account recommendations of the CEO in approving annual incentive cash compensation for individual executive and key officers (other than the CEO).


         The 1996 annual incentive compensation targets for the Named Executive Officers (other than the CEO) ranged from
40% to 50% of base salary. These targets were increased from the 1995 percentages for all of the Named Executive
Officers as part of the review of total compensation targets taking into account the increased responsibilities and changes in market data. The CEO's 1996 target annual incentive compensation was increased to 60% of his base salary.

         The amounts contained in the bonus column of the Summary Compensation Table for the Named Executive Officers
(other than the CEO) for 1996 are the result of the Committee's determination that 1996 results exceeded the MICP threshold goals of Florida Power and that the 1996 results did not meet the threshold goal for Electric Fuels for the Named Executive Officers. The amount contained in the bonus column of the Summary Compensation Table for the CEO for 1996 is based on the same results since the holding company's MICP goals were weighted 85% on the Florida Power goals and 15% on the goals of Electric Fuels. The amounts contained in the bonus column for all the Named Executive
Officers were the result of the application of a mathematical formula converting the goal levels achieved, which were above threshold levels, into dollar amounts, without the Committee making any discretionary adjustments.
In addition, Mr. Armstrong and Mr. Heinicka, as senior officers of a task force of employees that devoted significant efforts towards the successful spin-off of Echelon International Corporation, each received a special bonus in view of that accomplishment.

Long-Term Incentive Compensation

         To facilitate executive stock ownership and align the interest of key executives with that of the Company's other shareholders in the long-term growth and performance of the Company, the Committee awarded in 1996 the Named Executive Officers the opportunity to earn Common Stock through the grant of performance shares under the Company's LTIP, as indicated in the table appearing on page 9. To date, under the LTIP, the Committee has granted performance shares for seven consecutive three-year performance cycles beginning with the 1991-1993 performance cycle. To the extent earned, performance shares are converted into shares of Common Stock. Two-thirds of the Common Stock earned is restricted for periods of time (see footnotes 2 and 4 to the Summary Compensation Table). While restricted, such stock is subject to forfeiture upon termination of employment and thus is not vested. As a result, and subject to certain exceptions (e.g. death, disability, retirement or change in control), an LTIP participant would not realize the full economic benefit of his award unless he remains an employee for two years after the end of the period for which it is earned. Thus, a portion of an LTIP participant's total compensation for any year remains at risk for five years thereafter.

         The financial goals for the 1994-1996 performance cycle of the LTIP were established, in accordance with the administration policies adopted by the Committee, to be the sum of the three annual MICP return-on-equity goals for the three years in the relevant performance cycle (the "Cycle
IV goals"). The goal weighting used in the MICP is also used for the LTIP goals.

         The payouts listed in the Long-Term Compensation column of the Summary Compensation Table for the Named
Executive Officers on page 8 for the 1994-1996 performance cycle are the result of (i) the

Committee's determination that the results exceeded the Cycle IV goals, after taking into account the exclusion of a provision for loss on coal properties in determining Electric Fuels's return-on-equity
(ii) the application of a mathematical formula converting the goal level achieved into the number of performance shares earned and (iii) adding dividend equivalents on shares earned for the period of the performance cycle. The
CEO's LTIP payout was based on Florida Power's return on equity, weighted 78%, and a composite return-on-equity of certain Company non-utility subsidiaries, weighted 22%.

         During 1996, the Committee approved the number of performance shares granted to each Named Executive Officer
(other than the CEO) for the 1996-1998 performance cycle that had a value on the date of grant equal to 40% or 50% of 1996 base salary, depending on the total compensation opportunity established by the Committee for each executive. The percentages were increased from previous performance cycles for all of the Named Executive Officers as part of the review of total compensation targets taking into account the increased responsibilities and changes in market data. For the CEO, the number of performance shares granted for the 1996-1998 performance cycle had a value on the date of grant equal to 70% of his 1996 base salary.
This percentage was not increased from the previous performance cycle.

Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code would deny the Company a deduction for compensation paid to each Named Executive Officer in a taxable year to the extent it exceeds $1 million per officer, unless the compensation qualifies as "performance based compensation." The
Committee approved an amendment to the Company's MICP in 1994 that provides for the mandatory deferral of annual cash incentive compensation which would not qualify for a Company tax deduction due to Section 162(m) of the Internal Revenue Code until such time as it becomes deductible. The Company was not able to take deduct the full amount of the CEO's compensation for 1996 after the mandatory deferral, although the amount of the foregone deduction was not material.

Respectfully submitted,

Jean Giles Wittner, Chairman     Vincent J. Naimoli - Member until July 30, 1996
W. D. ("Bill") Frederick, Jr.    Richard A. Nunis
Clarence V. McKee

Company Performance

         The following graph compares the Company's performance, as measured by the change in price of its Common Stock plus reinvested dividends, with the Standard
& Poor's ("S & P") 500 stock index and the S & P Electric
Companies stock index for the five years ended December 31, 1996:

     COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG FLORIDA PROGRESS CORPORATION, THE S & P 500 INDEX
               AND THE S & p ELECTRIC COMPANIES INDEX



                             [GRAPH]



                                                 1991     1992     1993     1994    1995     1996

Florida Progress                                  100      111      121      115     145      145
Standard & Poor's 500                             100      108      118      120     165      203
Standard & Poor's Electrics                       100      106      119      104     136      136

* $100 invested on 12/31/91 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

Relationship with Independent Accountants


The firm of KPMG Peat Marwick LLP, which has been the Company's independent certified public accountants since
February 2, 1990, was recommended by the Audit Committee and approved by the Board of Directors as the Company's auditor for the year ended December 31, 1996.
Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         The Company has not yet selected its independent auditors for the current year. The Audit Committee presently intends to make its recommendation concerning the Company's auditors no later than August 1997, in accordance with past practice.

Shareholder Proposals

         It is the intention of the persons named in the accompanying proxy, unless otherwise directed, to vote all proxies AGAINST the following shareholder proposals. The shareholder proposals will be approved if the votes cast for the proposal by holders of the shares represented at the Annual Meeting and entitled to vote exceeds the votes cast against the proposal.

         1.      Joseph E. Deddo, 2935 E. Buck Court, Inverness,
Florida 34452, a holder of 133 shares of the Company's
Common Stock, hereby notifies the Company of his intention to present the following proposal for action at the Annual
Meeting:

         RESOLVED: that the shareholders request the Board of Directors to adopt a policy that requires annual salary increases for executive officers that are greater than 3% of their prior year's salary to be approved by a vote of the shareholders.

                 SHAREHOLDERS' SUPPORTING STATEMENT

         Entitlements such as high executive salary must be controlled to better benefit the Shareholders. In a year where Florida Power Corp. was fined $500,000 dollars for violations cited persistent problems of ineffective management oversight and poor engineering work. In recent years, the Compensation Committee has decided to tie an executive's pay more closely to Company performance. From
1993 thru 1995, Customers Complaints to the Florida Public
Service Commission soared 109.5%. The Shareholders are entitled to approve executive officers pay instead of executives shifting $500,000 dollars in fines over to the Shareholders, for ineffective management. Compensation is earned not granted. THANK YOU FOR YOUR SUPPORT.

         2. Frank R. LoBue, 12242 74th Avenue North, Seminole, Florida 33722, the holder of record of 2,813 shares of the Company's Common Stock, hereby notifies the Company of his intention to present the following proposal for action at the annual shareholders' meeting:

         NOW, THEREFORE, BE IT RESOLVED, that the shareholders request the Board of Directors to limit, for long-term or otherwise, the Management
         Incentive Compensation Plan, otherwise known as "MICP", to an amount not greater than five percent of the annual base salaries of each of the five top executives and lesser amounts to other beneficiaries of the plan; and further, to limit the Long-Term Incentive Plan (LTIP) to an amount of stock shares not greater than five percent of the annual base salaries of each of the five top executives and lesser amounts to the other beneficiaries of the plan.


                      SUPPORTING STATEMENT

         In keeping with the current budget cutbacks and possible deregulation concerns, it is only reasonable to expect a reduction in bonus programs to a more realistic and conservative level. Since executive salaries and expense accounts have increased considerably in the past five years, large incentive bonus programs are no longer feasible or fair to the shareholders and employees of the Corporation. Excessive profits of the Corporation should be more equally distributed among shareholders, employees, and retirement programs. By limiting the M.I.C.P. and L.T.I.P., the Corporation could realize annual savings of several million dollars.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
             THESE PROPOSALS FOR THE FOLLOWING REASONS

         The Company believes that decisions regarding employee compensation and its various performance incentive plans -- including the "Sharing the Success" incentive plan implemented in 1996 for non-executive employees of the Company and Florida Power -- should remain the responsibility of the Company's management and Board of Directors.

         The proposals of former Florida Power employee LoBue and current employee Deddo present their grievances with management to the shareholders in the form of requests to limit executive compensation. However, in providing incentive programs like Sharing the Success, the Management Incentive Compensation Plan, and the Long-Term Incentive Compensation Plan, the Board of Directors believes it is creating shareholder value by providing its workforce with appropriate incentives that reward employees for the contributions they make to the successful financial performance of the Company and its subsidiaries.
Comparable incentive plans are in place at similarly sized U.S. electric utilities.

         The Board's Compensation Committee, comprised of four outside directors, is charged with establishing target compensation levels for executives based on data developed through research of national industry standards and consultations with internal and external compensation professionals. Executive compensation is primarily composed of salary and awards under incentive compensation plans that together are targeted to provide a competitive level of compensation. Incentive plan performance goals are tied to financial performance and business unit and individual contributions, thereby putting a significant portion of the executive's total compensation at risk.

         It is the philosophy of the Board of Directors that executive compensation for all Florida Progress companies be market driven. It is targeted at levels that allow the Company to meet the demands of the competitive marketplace for executive leadership. It is structured to provide a financial stimulus and rewards for contributing to the continued success of the Company. The recommended limitations and restrictions put forward by the proponents would place the Company at a competitive disadvantage to the detriment of you, its owners.

                   ACCORDINGLY, THE BOARD OF DIRECTORS
                 RECOMMENDS A VOTE "AGAINST" THESE PROPOSALS

1998 Shareholder Proposals

         Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 10, 1997. Proposals should be sent to the Secretary of the Company, Florida Progress Corporation, P.O. Box 33042, St. Petersburg, Florida 33733.

General

         In the event that any other matters properly come before the Annual Meeting, the persons named in the form of proxy intend to vote all proxies in accordance with their judgment on such matters.

         Enclosed is the Annual Report of the Company for the year ended December 31, 1996. It is not to be regarded as proxy soliciting material.


                                    By order of the Board of Directors,
                                                     Kathleen M. Haley
                                                    Corporate Secretary

                                    [LOGO]
                        FLORIDA PROGRESS CORPORATION

                             I M P 0 R T A N T

                           YOUR PROXY CARD IS BELOW


Your proxy card is attached below. Please follow these steps:

1.       Please clearly mark your voting selections on the reverse side.

2.       Sign and date your card on the reverse side.

3. Please detach and return to us in the enclosed postage-paid envelope.

4. Please help us avoid the expense of follow-up mailings by completing and returning your proxy card promptly.





                            DETACH HERE                     FPC.F



FLORIDA PROGRESS CORPORATION - Annual Meeting, April 17, 1997
                     Proxy solicited on behalf of the Board of Directors

P
R
O
X                 The undersigned hereby appoints Jack B. Critchfield,
Y Richard Korpan and Kathleen M. Haley and each of them, with power of substitution, proxies to represent, and to vote all shares of Common Stock of Florida Progress Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held in Orlando, Florida on April 17, 1997, at 9 a.m. EDT, and at any and all adjournments thereof, and hereby revokes any prior proxies given with respect to such stock, and the undersigned authorizes the voting of such stock as follows on the reverse side.




         CONTINUED AND TO BE SIGNED ON REVERSE SIDE      Square
                                                         Box
                                                          with
                                                          "SEE
                                                         REVERSE
                                                          SIDE"

                                  [LOGO]
                        FLORIDA PROGRESS CORPORATION

                             I M P 0 R T A N T

                           YOUR PROXY CARD IS BELOW


Your proxy card is attached below. Please follow these steps:

1.       Please clearly mark your voting selections.

2.       Sign and date your card.

3.       Please detach and return to us in the enclosed postage-paid envelope.

4. Please help us avoid the expense of follow-up mailings by completing and returning your proxy card promptly.





                            DETACH HERE                                   FPC.F
Square            Please mark
 box with         votes as in
an X in           this example.
it

         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no contrary specification is made, this proxy will be voted "FOR" the nominees listed in the Election of Class I Directors, and "AGAINST" the Shareholder Proposals.

1. Election of Class I Directors
Nominees:  Michael P. Graney,       2.  Square box with "The Board of
Richard Korpan, Joan D. Ruffier         Directors recommends a vote
Robert T. Stuart, Jr.                   "AGAINST" the following
                                        following shareholder proposals
 For   Withheld   MARK HERE    square   requesting the Board to:"
square  square    IF YOU PLAN    box                         FOR AGAINST ABSTAIN
 box      box     TO ATTEND THE                               sq.   sq.    sq.
                  MEETING            A. Require shareholder   box   box    box
                                        approval of annual
                                        salary increases for
                                        executive officers
                                        greater than 3%.
                                                             FOR AGAINST ABSTAIN
                                                               sq.   sq.   sq.
                                     B. Limit the Management   box   box   box
square                                  Incentive Compensation
 box______________________              Plan and the Long-Term
    For all nominees except those       Incentive Plan to amounts
    written on the line above           no greater than 5% of the
                                        annual base salaries of
                                        the top five executive
                                        officers and lesser amounts
                                        to others.

                                        In their discretion, the proxies
                                        are authorized to vote upon such
                                        other matters as may properly come
                                        before the meeting or any
                                        adjournment thereof.

                                    (Please mark, date, sign, detach and mail
                                     in the enclosed envelope.)

                                     When signing as attorney, executor,
                                     administrator, trustee, or
                                     guardian, please give title.  For
                                     joint account, each joint owner
                                     should sign.  If the signer is a
                                     corporation, please sign full
                                     corporation name by duly authorized
                                     officer.  If a partnership, please
                                     sign in partnership name by
                                     authorized person.



Signature:______________ Date:________ Signature_________________  Date:_______

          APPENDIX TO THE ELECTRONIC FORMAT DOCUMENT

Appearing above the table is a graph showing pictorially what is listed in the table.